Exhibit 4.1

AMENDMENT AGREEMENT

This Amendment Agreement (this “Agreement”) is made and entered into as of April 6, 2021 by and among BOQI INTERNATIONAL MEDICAL INC., a company organized under the laws of the state of Delaware (“Buyer”), CHONGQING GUOYITANG HOSPITAL CO., LTD., a company organized under the laws of the PRC (“Guoyitang”), Jia Song, an individual residing in the PRC (“Song”), and Nanfang Xiao, an individual residing in the PRC (“Xiao”, together with Song, “Sellers”). Each of the parties named above may be referred to herein as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, Buyer, Sellers and Guoyitang are parties to that certain Stock Purchase Agreement dated as of December 7, 2020 (the “Original Agreement”), where Buyer purchased all the issued and outstanding shares of capital stock of Guoyitang from Sellers;

WHEREAS, the Parties desire to amend certain terms and conditions of the Original Agreement with respect to certain definitions;

WHEREAS, pursuant to Section 12.7 of the Original Agreement, amendments to the Original Agreement shall be in writing and shall require the written consent of all parties involved; and

WHEREAS, the undersigned constitute all parties to the Original Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

1. Defined Terms. Capitalized terms used herein but not otherwise defined shall have the meanings ascribed to such terms in the Original Agreement.

3. Amendment. The Parties hereby agree to amend the Original Agreement (as amended by this Agreement, the “Amended Agreement”) as follows:

(1) Addition of Definition. A new definition is hereby added to Section 1 of the Original Agreement to read as follows:

“ “Net Profit” with respect to any period, the Revenue less the aggregate amount of the costs of goods sold, operating expenses, interests expenses, depreciation, amortization, taxes and any other expenses of the Company during such period, calculated in accordance with generally accepted accounting principles in the U.S.A.”

(2) Deletion of Definition. The definition of Gross Profit is hereby deleted from Section 1 of the Original Agreement in its entirely.

(3) Replacement of Terms. The Original Agreement shall be amended, mutatis mutandis, to replace each reference to “Gross Profit” with a reference to “Net Profit.”

(4) Reference to and Effect on the Original Agreement. On or after the date hereof, each reference in the Original Agreement to “this Agreement,” “hereunder,” “herein” or words of like import shall mean and be a reference to the Original Agreement as amended hereby. No reference to this Agreement need be made in any instrument or document at any time referring to the Original Agreement, a reference to the Original Agreement in any of such to be deemed a reference to the Amended Agreement.

(5) No Other Amendments. Except as set forth herein, the Original Agreement shall remain in full force and effect in accordance with its terms, which such terms are hereby ratified and confirmed and remain in full force and effect.

4. Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

5. Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

6. Governing Law. This Agreement and all acts and transactions pursuant hereto and the rights of obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of New York without regard to its choice of laws principles. Any unresolved controversy or claim arising out of this Agreement will be governed in accordance with the provisions of the Original Agreement.

7. Representation by Counsel. Each of the parties hereto has been represented or has had the opportunity to be represented by legal counsel of their own choice.

(Signature Pages Follow)

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

BUYER:

BOQI INTERNATIONAL MEDICAL INC.

By:	/s/ Tiewei Song
Name:	Tiewei Song
Title:	CEO

SELLERS:

Jia Song

By:	/s/ Jia Song
Name:	Jia Song

Nanfang Xiao

By:	/s/ Nanfang Xiao
Name:	Nanfang Xiao

GUOYITANG:

Chongqing GUoyitang Hospital Co., Ltd.

By:	/s/ Nanfang Xiao
Name:	Nanfang Xiao
Title:	General Manager